Exhibit 16.1


                          [BDO SEIDMAN, LLP LETTERHEAD]



July 17, 2001



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Dear Sir or Madam:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on July 16, 2001, to be filed by our former client, Paladyne Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,


/s/ BDO Seidman, LLP

BDO Seidman, LLP